FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Third Quarter 2010 Results

NEW YORK, OCTOBER 19, 2010 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the third quarter of 2010 increased 5.4% to $174.6 million from $165.6 million in the third quarter of 2009. Omnicom’s diluted net income per common share in the third quarter of 2010 increased 7.5% to $0.57 per share from $0.53 per share in the third quarter of 2009.

Worldwide revenue increased 5.5% to $2,994.6 million from $2,837.6 million in the third quarter of 2009. Domestic revenue for the third quarter of 2010 increased 8.4% to $1,617.1 million compared to $1,491.2 million in the third quarter of 2009. International revenue increased 2.3% to $1,377.5 million compared to $1,346.4 million in the third quarter of 2009.

Omnicom’s net income for the nine months ended September 30, 2010 increased 3.1% to $581.2 million from $563.5 million in the same period in 2009. Omnicom’s diluted net income per common share for the nine months ended September 30, 2010 increased 4.4% to $1.88 per share in 2010 from $1.80 per share in the same period in 2009.

Worldwide revenue for the nine months ended September 30, 2010 increased 5.9% to $8,955.7 million from $8,454.9 million in the same period in 2009. Domestic revenue for the nine months ended September 30, 2010 increased 6.6% to $4,846.7 million from $4,548.0 million in the same period in 2009. International revenue for the nine months ended September 30, 2010 increased 5.2% to $4,109.0 million from $3,906.9 million in the same period in 2009.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Three Months Ended September 30,	2010	2009
Revenue	$2,994.6	$2,837.6
Operating expenses, excluding amortization of intangibles	2,662.5	2,528.1

Earnings before interest, taxes and amortization of intangibles (a)	332.1	309.5
Amortization of intangibles	18.0	14.7

Operating income	314.1	294.8
Net interest expense	29.8	28.9

Income before income taxes	284.3	265.9
Income tax expense	96.9	90.5
Income from equity method investments	8.2	7.3

Net Income	195.6	182.7
Less: Net income attributed to noncontrolling interests	21.0	17.1

Net Income - Omnicom Group Inc.	174.6	165.6
Less: Net income allocated to participating securities	1.7	1.8

Net income available for common shares	$172.9	$163.8

Net Income per common share - Omnicom Group Inc.

Basic	$0.58	$0.53
Diluted	$0.57	$0.53

Weighted average shares (in millions)

Basic	299.3	308.6
Diluted	303.5	311.6

Dividend declared per common share	$0.20	$0.15

(a)

Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with GAAP.

Omnicom Group Inc.

(Unaudited)
(Dollars in Millions, Except Per Share Data)

Nine Months Ended September 30,	2010	2009
Revenue	$8,955.7	$8,454.9
Operating expenses, excluding amortization of intangibles	7,884.4	7,438.4

Earnings before interest, taxes and amortization of intangibles (a)	1,071.3	1,016.5
Amortization of intangibles	50.7	41.2

Operating income	1,020.6	975.3
Net interest expense	77.7	72.1

Income before income taxes	942.9	903.2
Income tax expense	320.8	308.9
Income from equity method investments	23.1	20.5

Net Income	645.2	614.8
Less: Net income attributed to noncontrolling interests	64.0	51.3

Net Income - Omnicom Group Inc.	581.2	563.5
Less: Net income allocated to participating securities	5.6	6.6

Net income available for common shares	$575.6	$556.9

Net Income per common share - Omnicom Group Inc.

Basic	$1.90	$1.81
Diluted	$1.88	$1.80

Weighted average shares (in millions)

Basic	302.7	308.0
Diluted	306.9	309.5

Dividend declared per common share	$0.60	$0.45

(a)

Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with GAAP.